Exhibit 10.1

Huntwicke Capital Group Share Agreement

WS Advantage LP 7 Grove Street, STE 202 Topsfield, MA 01983 Huntwicke Capital Group INC. 6 Park Street Topsfield, Mass 01983	March 30th, 2017

Re: Amendment to Exchange of HCGI shares.

To whom it may concern:

This letter formalizes the amendment to the agreement that Hunwicke Capital Group, Inc. agrees to transfer 125,000 shares of HCGI at $7 per share to WS Advantage LP originally dated November 1st, 2016 in return for:

1.	All of WS Advantage LP's interests in Riversky Realty LLC in the property located at 17/19 Main Street, Topsfield, Mass. WS Advantage agrees to take on all risk of HCGI shares moving forward from the date of this agreement. The amendment to the original agreement is:

“This transaction will officially close once all accounting and auditing conditions are met and approved by Huntwicke's auditor who will need to receive a satisfactory audit if necessary, prior the final closing of this agreement. All parties will work in good faith to achieve a final closing as early as possible. In the interim period, HCGI will issue the shares in return for all rights of ownership/control in accordance with the required fmancial statements and the work being completed to Huntwicke's satisfaction. Should the audit work not be completed in a reasonable time defined by Huntwicke's sole discretion, the agreement may be undone by Huntwicke's sole discretion. This amendment to the original agreement is deemed to effective as of the original November 1st, 2016 agreement.”

2.	Seller agrees to keep all information about the Company, its products and services which he has learned during the course of his membership therein ("Confidential Information") strictly confidential. Seller will not disclose any Confidential Information to a third party, or use any Confidential Information for any purpose, at any time. Seller will promptly, but in no event later than 15 days after the execution and delivery of this Agreement, return to the Company any Confidential Information now in his possession.

3.	By their respective signatures below, each of Seller and Buyer (the "Releasing Party") hereby irrevocably and unconditionally releases the other party and the Company, and their respective successors and assigns, from any action, claim, liability, cause of action, debt, obligation, agreement or promise whatsoever, known or unknown, that the Releasing Party ever had, now have or may now or hereafter have against the other party or the Company, or which the Releasing Party may owe to any of them, from the beginning of the world to and including the date of this agreement, provided that Seller and Buyer duly perform their respective obligations under this Agreement.

4.	This agreement contains our entire agreement on this subject, supersedes any and all prior agreements and understandings, and may not be changed, withdrawn or revoked except by a written instrument signed by all of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, and any action, claim or proceeding brought hereunder shall be commenced exclusively in the federal or state courts located in such State.

Please confirm, by signing this letter in the space below, your agreement to the foregoing. Kindly return an original signed counterpart of this Agreement for my records.

Very truly yours,

Duly Authorized
Huntwicke Capital Group INC.
President
ACCEPTED AND AGREED TO:

Duly Authorized
WS Advantage LP
Managing Partner